Exhibit 99.1

ALFORD REFRIGERATED WAREHOUSES FILES FOR CHAPTER 11 PROTECTION

For Immediate Release:

(Dallas,  TX, November 30, 2001) - Alford Refrigerated  Warehouses (OTC Bulletin
Board: ALFO), filed a voluntary petition for protection under Chapter 11 of the United States Bankruptcy Code in U.S. Bankruptcy Court for the Northern District of Texas, Dallas Division on November 20, 2001.

Alford Refrigerated Warehouses executives currently are exploring options to enhance the company's operations and to realize opportunities in certain specific tracts of real property in Dallas. "Alford has excellent people, very good relationships with its customers and has expended significant amounts of funds over the years improving its operations." commented company chief financial officer Jim Williams. "We believe this company has a future and we are working very hard to secure it. In the meanwhile, we ask our employees and principals to bear with us as we sort through the alternatives before us."

Alford Refrigerated Warehouses, headquartered in Dallas, currently has approximately 75 employees operating 1,000,000 square feet of cold and cool storage facilities in Dallas, Texas and though its subsidiaries, has ownership of over 65 acres of industrial land near downtown Dallas and Ft. Worth, Texas and additionally operates a 73,000 cold storage facility on the land owned by its subsidiary in Ft. Worth, Texas

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Contact:     James Williams
             (214) 426-5151




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